Exhibit 99.1

Contact:

Daniel Foley – Investors

David Strow– Media

Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
(702) 407-6370	(702) 407-6530

Release #HET 07-0540

Harrah’s Entertainment Increases Quarterly Cash Dividend 10 Percent

LAS VEGAS, July 21, 2005 – The board of directors of Harrah’s Entertainment, Inc. (NYSE: HET) today increased the regular quarterly cash dividend 10 percent, to $0.3625 per share.

The next quarterly dividend will be payable August 24, 2005, to shareholders of record as of the close of business on August 10, 2005.

Harrah’s Entertainment, Inc., is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada 67 years ago, Harrah’s has grown through development of new properties, expansions, and acquisitions.  On June 13, 2005, Harrah’s Entertainment acquired Caesars Entertainment, Inc., and now owns or manages through various subsidiaries more than 40 casinos in three countries, primarily under the Harrah’s, Caesars and Horseshoe brand names. With nearly 4 million square feet of casino space, more than 40,000 hotel rooms and nearly 100,000 employees, the Harrah’s portfolio is the most diverse in the gaming industry.  Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.